APPLICATION PURCHASE AGREEMENT

This Application Code Purchase & Development Agreement (the “Agreement”) is made and entered into as of January 25, 2023, (the “Effective Date”) by and among Alixo-Yolloo Inc., a corporation which is referred to herein as a “Customer”, and IT Pluuto, which is referred to herein as an “Executor”, (herein individually referred to as a “Party” and collectively referred to as the “Parties”).

WHEREAS, the Customer owns all right, title and interest in and to the Application Code (the “Application Code”); and

WHEREAS, the Executor wish to sell the Customer, and the Customer wishes to purchase from the Executor, 100% of the Application Code, for such purchase price and on such terms as set out below; and

WHEREAS, the Customer asks the Executor to finalize and optimize the existing Application Code on a paid basis in accordance with the Exhibit B “Application Optimization”; and

WHEREAS, the Executor agrees to change the existing Application Code at the request of the Customer on the conditions set out below.

NOW THEREFORE, in consideration of the above premises and the mutual representations, warranties, covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	Capitalized Terms. The following capitalized terms shall have the meanings set forth below:

1.1	“Application Code” means the code to the application, i.e. the specific functions, forms, tables and reports which form a part of the Software
1.2	“Transferred Intellectual Property Rights” means all Intellectual Property Rights in and to the Transferred Application Code.
1.3	“Transferred Application Code” means the Application Code known as the application code and related materials.

2.	Purchase Price & Closing Deliveries.

2.1  Purchase price. The Executor hereby agrees to sell to the Customer, and the Customer hereby agrees to purchase the Application Code from the Executor. The purchase price for the Application Code shall be fifteen thousand U.S. dollars ($15,000.00).

2.2  Development price. The Executor hereby agrees to optimize the existing Application, finalize and modernize it according to the requests of the Customer set out in the Exhibit B “Application Optimization”. The development price for the Application Code shall be two thousand eight hundred twenty U.S. dollars ($2,820.00).

2.3  Closing Deliveries. The Executor undertakes to transfer full intellectual property rights of the optimized Application Code to the Customer and the Customer undertakes to close all payments. The Executor transfers the Assignment of Intellectual Property rights substantially in the form attached as Exhibit A annexed hereto (the “Application Functionality”).

3.	Further Assurances.

3.1  Transferred Property Rights. The Executor hereby provides and transfers to the Customer through the execution of this Agreement, all rights in the Application Code and Transferred Intellectual Property Rights to be owned and exercised by the Customer and its successors and assigns.

3.2   Further Assurances. The Executor will provide all records, data or other documents related to Assigned Intellectual Property Rights, which are in the possession of the Customer, without any compensation at the request of the Customer. The Executor recognizes that the Customer has thirty (30) days from the date of completion of all work on optimization and transfer of Application Code to the Customer.

3.3  Exclusive Ownership. The Executor hereby waives any and all rights, including any right to identification of authorship or limitation on subsequent modification, that the Executor (or its employees, agents or consultants) has or may have in any Transferred Application Code or Transferred Intellectual Property Rights.

3.4    Delivery. The Executor shall deliver to the Customer the optimized Transferred Application Code via APK format after completion of all work on optimization set out in the Exhibit B “Application Optimization”.

4.	Payments terms

4.1   Payment terms. The Parties agree that the full cost of the Application Code is fifteen thousand U.S. dollars ($15,000.00) and the full cost of the optimization of the existing Application Code is two thousand eight hundred twenty U.S. dollars ($2,820.00). As on the Effective Date, the Customer should pay the advance payment of the amount of five thousand U.S. dollars ($5,000.00) by bank transfer to the Executor`s bank account.

The remaining amount of twelve thousand eight hundred twenty U.S. dollars ($12,820.00) the Customer undertakes to pay to the Executor upon testing the Application Code and performing improvements to it.

5.	Confidential information

5.1    Disclosure. For purposes of this Agreement, “Confidential Information” means any proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, business plans or models, product plans, products, services, computer software and code, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information disclosed by the Customer either directly or indirectly in writing, orally or by drawings or inspection of parts or equipment or owned by the Customer even though not delivered by the Customer. It is understood that all Confidential Information is and shall remain the sole property of the Customer, and the Executor shall have no interest therein. Upon the Customer’s request, the Executor shall promptly return to the Customer all such tangible Confidential Information.

5.2  Exclusions. Notwithstanding the provisions of Section 5.1, Confidential Information shall exclude information that the Executor can demonstrate: was independently developed by the Executor without any use of Customer`s Confidential Information or by the Executor’s employees or other agents (or independent contractors hired by the Executor) who have not been exposed to the Customer’s Confidential Information; becomes known to the Executor, without restriction, from a source other than the Customer (Or Customer Confidential Information) that had a right to disclose it without breach of this Agreement; or was in the public domain at the time it was disclosed or enters the public domain through no act or omission of the Executor.

5.3  Transferred Application Code. Notwithstanding anything in Sections 5.1 and 5.2, the Transferred Application Code and any other non-public information regarding the Intellectual Property Rights shall be deemed Confidential Information of the Customer.

5.4  Confidentiality Obligation. The Executor may use Customer Confidential Information solely to fulfill its obligations to Customer in connection with this Agreement. The Executor shall treat as confidential and not disclose to any third party any of the Customer’s Confidential Information and shall not use such Confidential Information for its own benefit. Without limiting the foregoing, the Executor shall use at least the same degree of care which it uses to prevent the disclosure of its own confidential information of like importance, but in no event with less than reasonable care, to prevent the disclosure of the Customer’s Confidential Information. The Executor further agrees to take all reasonable precautions to prevent any unauthorized disclosure or use of any Customer Confidential Information.

5.5  Confidentiality of Agreement. Each Party agrees that the terms and conditions, but not the existence, of this Agreement shall be treated as the Customer’s Confidential Information and that no reference to the terms and conditions of this Agreement or to activities pertaining thereto may be made in any form of public or commercial advertising without the prior written consent of the Customer; provided, however, that the Executor may disclose the terms and conditions of this Agreement: to its legal counsel; as required by any court or other governmental body; or as otherwise required by law.

5.6  Public Announcements. The Executor shall not make any public announcement relating to this Agreement except upon the Customer’s prior written consent, which may be granted or withheld in Customer’s sole discretion.

6.	Representations and warranties

6.1  General. Each Party represents and warrants to the other that such Party has the full right, power, and authority to enter into this Agreement and fully perform its obligations hereunder; and

(ii) the making of this Agreement and such Party’s performance of all its obligations hereunder is not prohibited by or in conflict with any agreement between such Party and any third party.

6.2	Warranty. The Executor represents and warrants to the Customer that:

(a)	the Transferred Application Code and Transferred Intellectual Property Rights will not infringe any third party’s Intellectual Property Rights; and

(b)	the Application Code conforms in all material respects to the functional specifications. Application Code Customer`s exclusive remedy for breach of the foregoing warranty shall be to require Executor to correct any material nonconformance to such Specifications or, at Executor`s option, to receive repayment in full of the Purchase Price; and

(c)	the Executor has no knowledge of any facts or circumstances that would render any Transferred Intellectual Property Rights invalid or unenforceable; and

(d)	there is no action, suit, claim, proceeding or investigation of any nature pending or, to the Executor’s knowledge, threatened against the Executor relating to the Transferred Application Code or Transferred Intellectual Property Rights, nor is there any reasonable basis therefore; and

(e)	there is no investigation or other proceeding pending or, to knowledge of the Executor, threatened relating to the Transferred Application Code by or before any governmental entity, nor is there any reasonable basis therefor; and there are no judgments and no orders or decrees issued by any governmental entity, and there are no other orders or decrees, citations, fines or penalties heretofore assessed against the Executor, affecting the Transferred Application Code under any foreign, federal, state or local law; and

(f)	the Transferred Application Code clear of any liens or encumbrances; and

(g)	the Executor is the exclusive owner of the Transferred Application Code and the Transferred Intellectual Property Rights; and

(h)	the Customer will be permitted to exploit the Transferred Application Code to the same extent the Executor would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration; and

(i)	to the Executor knowledge, no person is infringing or misappropriating any Transferred Intellectual Property Rights; and

(j)	the Customer has thirty (30) days from the date of completion of all work on optimization after receiving the Application code in the APK format for testing the

Application code and prepare a bug report necessary to finalize the Application Code as agreed by the Parties; and

(k)	the Executor will make all improvements, correct all error if any and complete the development of the Application Code at the proper level after receiving the bug report from the Customer within thirty (30) days from the date of completion of all work on optimization and transfer the Application code to the Customer.

7.	Term and termination.

7.1.   This Agreement shall commence on the Effective Date and shall continue until the completion of the obligations specified in this Agreement between the Parties.

7.2.  This Agreement may be terminated by either Party upon giving thirty (30) days’ notice by either side.

8.	Indemnification

8.1  Indemnification by the Executor. The Executor shall indemnify and hold harmless Customer and its officers, directors, and employees from and against any and all damages, losses, costs, liabilities and expenses (including reasonable attorneys’ fees) arising out of or related to a breach or alleged breach which, if true, would constitute a breach.

8.2  Conditions to Indemnification. Obligation of the Executor to indemnify Customer under Section 8.1 shall be subject to the Customer: providing the Executor with written notice of any third-party claim; and providing the Executor with proper and full information and reasonable assistance to defend and/or settle any such claim or action.

9.	General

9.1  Injunctive Relief. It is understood and agreed that, notwithstanding any other provision of this Agreement either Party’s breach of confidentiality obligations or provisions relating to proprietary rights will cause irreparable damage for which recovery of money damages would be inadequate, and that the other Party will therefore be entitled to seek timely, injunctive relief to protect such Party’s rights under this Agreement in addition to all remedies available at law.

9.2  Waiver. No failure on the part of a Party to exercise any power, right, privilege, or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege, or remedy under this Agreement, will operate as a waiver of such power, right, privilege, or remedy; and no single or partial exercise of any such power, right, privilege, or remedy will preclude any other or further exercise thereof or of any other power, right, privilege, or remedy.

9.3  Entire Agreement. This Agreement (including the Exhibits hereto) sets forth the entire understanding of the Parties hereto relating to the subject matter hereof and supersedes all prior agreements and understandings between the Parties hereto relating to the subject matter hereof.

9.4  Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of the Executor and the Customer.

9.5  Counterparts. This Agreement may be executed in counterparts, which, when taken together, shall constitute one agreement.

IN WITNESS WHEREOF, the Parties, by their duly authorized representatives, have executed this Agreement as of the Effective Date.

ALIXO-YOLLOO INC.	IT Pluuto

By: /s/ ALIXO-YOLLOO INC.	By: /s/ IT Pluuto

Date:January 25, 2023	Date:January 25, 2023

Exhibit A APPLICATION FUNCTIONALITY

IT Pluuto (“Executor”) transfers to the Alixo-Yolloo Inc. (“Customer”) the following Application Code:

APPLICATION CODE DEVELOPMENT
STAGE	DESCRIPTION OF WORK	HOURS	RATE, USD	PRICE, USD	NOTES
Project preparation	Local/Remote Database Setup Finding and connecting music libraries for a project	42	50.00	2100.00
Service API connection (database)	Code functionality testing	48	60.00	2880.00
Programming	Creation of application functionality Front-end (client) and Back-end (server) parts	72	60.00	4320.00
Testing and stabilization	Testing and debugging for commissioning	20	55.00	1100.00

UX/UI development	Development of application logic and screen design	92	50.00	4600.00
		274	-	15000.00

TOTAL, USD		15000.00

ALIXO-YOLLOO INC.	IT Pluuto

By: /s/ ALIXO-YOLLOO INC.	By: /s/ IT Pluuto

Date:January 25, 2023	Date:January 25, 2023

Exhibit B APPLICATION OPTIMIZATION

IT Pluuto (“Executor”) will improve the existing Application code and transfer it to the

Alixo-Yolloo Inc. (“Customer”) according to the following data:

APPLICATION OPTIMIZATION
STAGE	TYPES OF WORK	TIME	RATE, USD	PRICE, USD	NOTE
Redesign (UI)	Adaptive design Android	20	50.00	1000.00
Server architecture	Servers provisioning Database customization Set up backups Data migration to a changed structure	12	60.00	720.00
Implementation of a technical solution	Get detailed components + description Description of scaling and load distribution method API integration Edits after QA testing	20	55.00	1100.00
		52	-	2820.00

TOTAL, USD		2820.00

ALIXO-YOLLOO INC.	IT Pluuto

By: /s/ ALIXO-YOLLOO INC.	By: /s/ IT Pluuto

Date:January 25, 2023	Date:January 25, 2023